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                                                                   Exhibit 10.28

                                                                       EXHIBIT B

AURORA BIOSCIENCES, INC.
390 Wakara Way, Salt Lake City, Utah 84108 o Ph: (801) 584-3431 (801) 584-3640

March 15, 1995

Jasper D. Rifle, Ph.D.
Division of Genetics
Department of Molecular and Cell Biology
Room 401, Barker Hall
University of California
Berkeley, California 94720

C. Dale Poulter, Ph.D.
Department of Chemistry
Room 2270, Eyring Building
University of Utah
Salt Lake City, Utah 84112

CONSULTING, CONFIDENTIALITY & NON-COMPETITION AGREEMENT

Dear Jasper and Dale:

This letter agreement will confirm our understanding with respect to the consulting services you have agreed to perform for Aurora Biosciences, Inc., a Utah corporation of which you are the scientific founding shareholders ("Aurora" or the "Company"), as well as your obligation to maintain the confidentiality of the Company's technology and not compete with the Company. Founders Fund, L.C., a Utah limited liability company that is the business founding shareholder of the Company ("FFLC") will also agree to such confidentiality and non-competition requirements by its execution of this letter. The parties hereto agree as follows:

1. Consulting Services. As requested by the Company, you will perform consulting services (the "Services") as independent contractors to the Company during your time available to consult for commercial companies under your respective employment arrangements with the University of California, Berkeley and the University of Utah in the field of utilizing genetic assays to screen molecules against intracellular disease pathways as a means of developing, and to develop, highly selective inhibitors of enzymes regulating the prenylation of Ras protein and biosynthesis of cholesterol for the treatment of cancer and cardiovascular disorders (the "Field of Interest"). The exact nature and extent of your Services will be consistent with the exclusive licensing or sponsored research agreements to be entered into between the Company and your respective academic institutions, as well as the needs of the Company. The compensation for your services as scientific founders of the Company will be determined from time to time by its Board of Directors in light of the Company's financial resources.


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 2

You also agree to perform Services as a member of the Company's Scientific Advisory Board ("SAB") and advise the Company in its Field of Interest on the same basis as other members of the Company's SAB. It is anticipated that the SAB will meet at least twice annually for one- or two-day meetings with the Company's scientific staff and management to discuss its research and product development programs and long-term scientific strategy. In consideration of your Services as a SAB member, each of you will receive the same compensation that other members of the SAB will receive, as follows:

                  (a) STOCK OPTIONS. Non-qualified stock options to purchase 10,000 shares of the Company's common stock at a price equal to the current market value ($.00l per share), which options will vest in equal amounts over a five-year period, as more specifically set forth in the form of option certificate attached hereto.

                  (b) SAB MEETING FEE. You will receive a fee of $1,000 for each day of SAB meetings you attend during the first two years of your relationship with the Company and $1,500 for each day of meetings during the third and following years thereof.

                  (c) RETAINER. In addition to the SAB meeting fee, you will receive an annual retainer of $10,000 per year upon the closing of the Company's first major financing.

                  (d) EXPENSE REIMBURSEMENT. The Company will also reimburse your reasonable travel and other out-of-pocket expenses incurred by you from time to time at the Company's request.

Intellectual property rights that arise .from your performance of Services for the Company under this agreement are to be transferred to the Company insofar as such transfers are consistent with your duties to your institutional employers and the Company's technology transfer licenses or sponsored research agreements therewith. In this regard, you agree to disclose and assign to the Company all of your intellectual property rights to all ideas, discoveries, inventions, processes and improvements in the Company's Field of Interest developed by you in the course of performing consulting Services for the Company. When requested by the Company, you will make available to it copies of all notes, drawings, data, and other information relating to such inventions, and will cooperate with the Company in executing said documents (including U.S. and foreign patent applications) concerning such rights and inventions.

2. CONFIDENTIALITY. During your performance of Services under this agreement, you will be exposed to certain information concerning the Company's business, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers,


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 3


and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to the Company and is not generally known to the public (collectively, "Confidential Information"). For a period of 5 years after acquiring such information, you agree not to disclose or make use of, or allow others to use, any Confidential Information, except to Company employees and representatives, without the Company's prior written consent, unless such information becomes publicly available. If you are in doubt as to whether certain information is considered confidential by the Company, the Company upon your request will advise you as to whether such information is confidential.

Your obligations pursuant to this section 2 shall not apply to any information which:

                  (a) is or hereafter becomes public knowledge by any means other than your breach of the obligations set forth herein;

                  (b) the receiving party can demonstrate was in his possession prior to the time of disclosure by the Company;

                  (c) the receiving party can demonstrate was received by him from a third party who has the right to disclose the same without any violation of any rights of or obligations to the Company; or

                  (d) the receiving party can demonstrate was independently discovered or becomes public knowledge or part of the public literature without benefit of the disclosure of the Confidential Information by the Company.

3. PROHIBITED COMPETITION. We have discussed, and you recognize and acknowledge, the competitive and sometimes proprietary aspects of the business of the Company. We acknowledge your unique contributions to the Company's business and its dependence on the research and technology which you have developed at your respective academic institutions in the Company's Field of Interest. You acknowledge that a business will be deemed competitive with the Company if from time to time it performs any of the services or manufactures or sells any of the products provided or to be offered by the Company which are based upon or utilize your research and technology in the Company's Field of Interest or any portion thereof (such business to be referred to as a "Competitive Business").

Accordingly, you hereby agree in consideration of the Company's agreement to (a) engage you as a consultant to perform Services and (b) in view of the confidential position held by you, as an officer and director of the Company and a member of its SAB, the confidential nature and proprietary value of the information which the Company may share with you, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows:


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 4


During the period you serve as an officer of the Company, a member of its Board of Directors or its SAB, or perform consulting Services for the Company (the "Term") and for a period of two years following the expiration or termination of the Term (the "Restricted Term"), whether such termination is voluntary or involuntary, you shall not, without the prior written consent of the Company:

                  (i) For yourself or on behalf of any other person or entity, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any Competitive Business within the United States (the "Restricted Territory"); provided that nothing contained herein shall preclude you from (a) employment by or other affiliation with any academic institution and utilizing your research and technology in the Company's Field of Interest in connection therewith, or (b) purchasing or owning stock in any business if such stock is publicly traded and your holdings do not exceed three percent (3%) of the issued and outstanding capital stock of such business.

                  (ii) Either individually or on behalf of or through any third party, solicit, divert or appropriate or attempt to solicit, divert or appropriate, for the purpose of competing with the Company, any customers or patrons of the Company, or any prospective customers or patrons with respect to which the Company has developed or made a sales presentation (or similar offering of services), located within the Restricted Territory.

                  (iii) Either individually or on behalf of or through any third party, directly or indirectly, solicit, entice or persuade any employees of or consultants to the Company. to leave the services of the Company for any reason.

You further recognize and acknowledge that (i) the types of employment which are prohibited by this paragraph are narrow and reasonable in relation to the skills which represent your principal salable asset both to the Company and to your other prospective employers, and (ii) the specific but broad geographical scope of the provisions of this paragraph is reasonable, legitimate and fair to you in light of the Company's need to market its services and sell its products in a large geographic area in order to have a sufficient customer base to make the Company's business profitable and in light of the limited restrictions on the type of employment prohibited herein compared to the types of employment for which you are qualified to earn your livelihood. If any part of this section 3 should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 5


Your obligations under this agreement shall not be affected by any termination of your services with the Company, including termination upon the Company's initiative, nor by any change in your position, title or function with the Company. You hereby expressly acknowledge that any breach or threatened breach of any of the terms and/or conditions set forth in section 3 of this agreement will result in substantial, continuing and irreparable injury to the Company. Therefore, you hereby agree that, in addition to any other remedy that may be available to the Company, the Company shall be entitled to injunctive or other equitable relief by a court of appropriate jurisdiction in the event of any breach of threatened breach of the terms of section 3 of this agreement.

4. TERMINATION. The Company shall not terminate this agreement except for cause. For purposes of this agreement, "cause" means a material breach of this agreement by Jasper D. Rine, Ph.D. ("Rine") or C. Dale Poulter, Ph.D. ("Poulter"). However, the Company shall not terminate this agreement as to Rine for a breach by Poulter nor shall it terminate this agreement as to Poulter for a breach by Rine. Similarly, Rine shall in no way be liable or responsible for a breach of this agreement by Poulter and Poulter shall in no way be liable or responsible for a breach of this agreement by Rine. Rine's and Poulter's obligations to the Company under this agreement are severable.

5. CONFLICT WITH OTHER AGREEMENTS. The Company acknowledges that Poulter and Rine have pre-existing contractual obligations to their respective universities regarding information pertaining to the Field of Interest and further recognizes that state and federal law, as well as regulations and policies of Poulter's and Rine's respective universities, may restrict their availability for providing the Services and their ability to disclose or transfer developments relating to the Field of Interest to the Company. All of Rine's and Poulter's obligations under this Agreement are expressly limited by their obligations to their respective universities and under state and federal law, whether those obligations were pre-existing or arise hereafter. Upon request by the Company, Poulter and Rine shall deliver their respective university's manuals, policies or procedures relating to faculty consulting services for third parties.

6. MISCELLANEOUS. The Company hereby acknowledges that the Services are offered by Poulter and Rine as independent contractors and not as agents of the University of Utah or the University of California, as the case may be, and in this regard neither the University of Utah nor


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 6


the University of California is responsible for any actions or omissions that may result from the provision of Services by Poulter or Rine.

This agreement shall be governed by and construed and enforced in accordance with the laws of the State of Utah. This agreement embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not set forth in this agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this agreement. The Company may assign its rights and obligations hereunder to any person or entity who succeeds to all or substantially all of the Company's business or that aspect of the Company's business in which you are principally involved. The rights and obligations of Rine and Poulter under this agreement may not be assigned without the prior written consent of the Company. This agreement shall not be modified or amended except by ~n instrument in writing signed by or on behalf of the parties hereto.

If the foregoing accurately sets forth your understanding of our agreement, please so indicate by signing both copies of this letter and returning one copy to the undersigned at the Company.

                                          Very truly yours,

                                          AURORA BIOSCIENCES, INC.

                                          By /s/
                                            -----------------------
                                             Dennis B. Farrar, President

Accept and agree to as of the date hereof:

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Jasper D. Rine

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C. Dale Poulter


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Jasper D. Rifle, Ph.D.
C. Dale Poulter, Ph.D.
March 15,1995
Page 7


Accept and agree to abide by
sections 2 and 3 of the foregoing
as to confidentiality and non-
competition as of the date hereof:

FOUNDER'S FUND, L.C.

By  /s/
  ---------------------------------

-----------------------------------
Dennis B. Farrar

   /s/
---------------------------------------
Peter D. Meldrum